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EXHIBIT (e)(2)

                             UNDERWRITING AGREEMENT

     THIS AGREEMENT is made as of ______________, 2007 by and among BB&T AM Distributors, Inc., a Delaware corporation ("Distributor"), BB&T FUNDS, a Massachusetts business trust (the "Trust") and BB&T ASSET MANAGEMENT, INC., an investment adviser registered with the Securities and Exchange Commission (the "Adviser").

                              WITNESSETH:

     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and is currently offering units of beneficial interest (such units of all series are hereinafter called the "Shares"), representing interests in investment portfolios of the Trust identified on Exhibit A hereto (the "Funds") which are registered with the Securities and Exchange Commission (the "SEC") pursuant to the Trust's Registration Statement on Form N-1A (the "Registration Statement"); and

     WHEREAS, the Trust wishes to retain Distributor to serve as principal underwriter and distributor for the Funds to provide for the sale and distribution of the Shares of the Funds identified on Exhibit A and for such additional classes or series as the Trust may issue, and Distributor wishes to furnish such services.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   DEFINITIONS. As used in this Agreement:

     (a)  "1933 Act" means the Securities Act of 1933, as amended.

     (b)  "1934 Act" means the Securities Exchange Act of 1934, as amended.

     (c) "Authorized Person" means any officer of the Trust and any other person duly authorized by the Fund's Board of Trustees to give Oral Instructions and Written

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          Instructions on behalf of the Trust. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

     (d)  "NASD" means the National Association of Securities Dealers, Inc.

     (e) "Oral Instructions" mean oral instructions received by Distributor from an Authorized Person or from a person reasonably believed by Distributor to be an Authorized Person. Distributor may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

     (f) "Registration Statement" means any Registration Statement, including the Prospectus and Statement of Additional Information relating to the Trust filed with the SEC on Form N-1A and any amendments or supplements thereto then in effect.

     (g)  "Securities Laws" mean the 1933 Act, the 1934 Act, and the 1940 Act.

     (h) "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by Distributor or (ii) trade instructions transmitted (and received by Distributor) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. As of the date first set forth above, the Trust hereby appoints Distributor to serve as the principal underwriter and distributor of its Shares for each of the Fund(s) identified on Exhibit A in accordance with the terms set forth in this Agreement. Distributor accepts such appointment and agrees to furnish such services. The Trust


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     understands that Distributor is now, and may in the future be, the underwriter and distributor of the shares of several investment companies or series (collectively, the "Investment Entities"), including Investment Entities having investment objectives similar to those of the Trust. The Trust further understands that investors and potential investors in the Trust may invest in shares of such other Investment Entities. The Trust agrees that Distributor's duties to such Investment Entities shall not be deemed in conflict with its duties to the Trust under this Agreement. For clarification, Distributor has no, nor shall it be deemed to have, responsibility under this Agreement with respect to the Shares of any investment portfolios of the Trust not listed on Exhibit A.

3. COMPLIANCE WITH RULES AND REGULATIONS. Distributor undertakes to comply with all applicable laws, rules and regulations, including, without limitation, applicable requirements of the Securities Laws and all applicable rules and regulations promulgated by the SEC thereunder, and all applicable rules and regulations by any securities association registered under the 1934 Act. Except as specifically set forth herein, Distributor assumes no responsibility for such compliance by the Trust or any other entity.

4.   INSTRUCTIONS.

     (a) Unless otherwise provided in this Agreement, Distributor shall act only upon Oral Instructions or Written Instructions.

     (b) Distributor shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by Distributor to be an Authorized Person) pursuant to this Agreement. Distributor may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational


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          documents or of any vote, resolution or proceeding of the Trust's
          Board of Trustees or of the Trust's shareholders, unless and until Distributor receives Written Instructions to the contrary.

     (c) The Trust agrees to forward to Distributor Written Instructions confirming Oral Instructions so that Distributor receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by Distributor or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or Distributor's ability to rely upon such Oral Instructions.

5.   RIGHT TO RECEIVE ADVICE.

     (a) Advice of the Trust. If Distributor is in doubt as to any action it should or should not take, Distributor may request Written Instructions from the Trust.

     (b) Advice of Counsel. If Distributor shall be in doubt as to any question of law pertaining to any action it should or should not take with respect to the Trust, Distributor may (i) upon prior written notice to and after receiving written approval from the Trust, request advice from the Trust's counsel ("Trust Counsel") at the Trust's expense; or
          (ii) upon prior notice to the Trust, request advise from Distributor's counsel ("Distributor Counsel") at Distributor's own expense.

     (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions Distributor receives from the Trust and the advice Distributor receives from Trust Counsel, Distributor may, in good faith, rely upon and follow the advice of such Trust Counsel, provided that


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          reasonable prior written notice has been given to the Trust. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions Distributor receives from the Trust and the advice Distributor receives from Distributor Counsel, Distributor shall notify the Trust in writing regarding such conflict. The Trust shall, within a reasonable period of time after receipt of such notice, notify Distributor in writing of its agreement or disagreement to any actions or any omissions to act Distributor proposes to take pursuant to Distributor Counsel's advice. If the Trust (i) does not respond to Distributor within a reasonable period of time; or (ii) responds with agreement to Distributor's proposed actions or omissions Distributor proposes to take pursuant to Distributor Counsel's advice; then Distributor may, in good faith, rely upon and follow the advice of Distributor Counsel. However, in the event where the Trust has timely notified Distributor in writing of its disagreement with Distributor's proposed actions or omissions, Distributor and the Trust shall consult with each other in good faith to reach agreement on the actions or omissions that are the subject of the Trust's objection. If, after such consultations, Distributor and the Trust are unable to agree on the actions or omissions in question, Distributor and the Trust shall consult independent counsel reasonably acceptable to both parties ("Independent Counsel"), the expense of such Independent Counsel to be split 50/50 between Distributor and the Trust, and Distributor may, after such advice is delivered to Distributor and the Trust, follow and rely upon the advice of such Independent Counsel.

     (d) Protection of Distributor. Distributor shall be indemnified by the Trust and without liability for any action Distributor takes or does not take in reliance upon


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          directions or advice or Oral Instructions or Written Instructions it receives from or on behalf of the Trust or from Trust Counsel or, if Distributor follows and acts in accordance with the provisions of paragraph (c) hereof, Distributor Counsel or Independent Counsel, as applicable; provided Distributor believes, in good faith, that such action or inaction is consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon Distributor (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of Distributor's properly taking or not taking such action.

6. RECORDS; VISITS. The books and records pertaining to the Trust, which are in the possession or under the control of Distributor, shall be the property of the Trust. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Trust and Authorized Persons shall have access to such books and records at all times during Distributor's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by Distributor to the Trust or to an Authorized Person, at the Trust's expense. Any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method, and in such case copies of such books and records will, upon request from the Trust, be provided to the Trust or an Authorized Person in such form of electronic media. Distributor will return all such books and records to the Trust upon termination of this Agreement, and the Trust will reimburse Distributor for the reasonable actual out-of-pocket expenses


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     incurred by Distributor to return all such books and records to the Trust.
     Distributor may retain copies as are required by applicable law or customary archival purposes. If Distributor is required by law to retain copies of certain documents and the Trust demands the return of applicable original documents, then Distributor may make such copies, and the Trust will reimburse Distributor for the reasonable actual out-of-pocket expenses incurred by Distributor in making such copies.

7. DISASTER RECOVERY. Distributor shall enter into with appropriate parties and shall maintain in effect (i) one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available, and (ii) emergency data recovery policies and procedures (a "Disaster Recovery Plan"), which is commercially reasonable in light of the services to be provided. In the event of equipment failures, Distributor shall, at no expense to the Trust, take reasonable steps to minimize service interruptions. Distributor shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by Distributor's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.


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8.   CONFIDENTIALITY.

     (a) Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about investments, investment strategies, investment research, research and portfolio management methodologies, product plans, marketing strategies, finances, operations, customer relationships, customer profiles (including nonpublic financial and other information relating to customers), customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or Distributor, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or Distributor a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing: information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (1) is already known to the receiving party at the time it is obtained; (2) is or becomes publicly known or available through no wrongful act of the receiving party; (3) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; or (4) is released by the


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          protected party to a third party without restriction. Confidential
          Information may be disclosed by the receiving party (the party that received the Confidential Information from the protected party) where the Confidential Information (1) is required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or order made pursuant to applicable law, provided that the receiving party has provided the protected party prior written notice of the same, to the extent such notice is not prohibited by law; or (2) is reasonably relevant to the defense of any claim or cause of action asserted against the receiving party; provided that the receiving party has provided the protected party prior written notice of the same, to the extent such notice is not prohibited by law; (3) is Trust information provided by Distributor in connection with an independent third party compliance or other review; provided that the recipient is bound by a duty of confidentiality; or
          (4) release of such information by Distributor is necessary in connection with the provision of services under this Agreement, provided that the recipient is bound by a duty of confidentiality. The provisions of this Section 8 shall survive termination of this Agreement for a period of three (3) years after such termination.

     (b) Notwithstanding any provision herein to the contrary, each party hereto agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P ("Regulation S-P"), promulgated under the Gramm-Leach-Bliley Act (the "Act"), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal


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          Information received in connection with this Agreement to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

     (c) Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to customers of the Funds.

9.   COMPENSATION.

     (a) As compensation for services rendered by Distributor during the term of this Agreement, Distributor will be entitled to the compensation as may be agreed to from time to time in writing by the Trust and Distributor (the "Fee Letter"). If the Funds have a plan of distribution under Rule 12b-1 under the 1940 Act approved by the Funds and in effect (collectively, the "Distribution Plan") that permits and authorizes them to compensate Distributor, and the required board approvals have been given, then the Funds shall be responsible for all such compensation or such portions of it as have been permitted and authorized under the Distribution Plan. If the Funds are not permitted and authorized to compensate Distributor in full in accordance with the Distribution Plan, the Adviser shall compensate Distributor in accordance with the Fee Letter to the extent that the Funds are not so permitted or authorized. The Adviser shall also reimburse Distributor for any expenses reimbursable to Distributor under this Agreement to the extent that the Funds are not authorized to reimburse Distributor in full in accordance with the Fee Letter.

10.  INDEMNIFICATION.


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     (a)  The Trust agrees to indemnify, defend and hold harmless Distributor, its officers, directors, employees, agents and any person who controls Distributor within the meaning of Section 15 of the 1933 Act (collectively, "Distributor Indemnitees") from all expenses, claims and liabilities (including, reasonable attorneys' fees) arising directly or indirectly from any action or omission to act which Distributor takes in connection with the provision of services to the Trust, unless as a result of the willful misfeasance, bad faith, gross negligence or reckless disregard of Distributor.

     (b) The Trust agrees to indemnify, defend and hold harmless the Distributor Indemnitees (a) from and against any and all claims, costs, expenses (including reasonable attorneys' fees) losses, damages, charges, payments and liabilities of any sort or kind which the Distributor Indemnitees, under any other statute, at common law or otherwise, arising out of or based upon: (i) any untrue statement, or alleged untrue statement, of a material fact contained in the Trust's Registration Statement, Prospectus, Statement of Additional Information, or sales literature (including amendments and supplements thereto), or (ii) any omission, or alleged omission, to state a material fact required to be stated in the Trust's Registration Statement, Prospectus, Statement of Additional Information or sales literature (including amendments or supplements thereto), necessary to make the statements therein not misleading; provided, however, that insofar as losses, claims, damages, liabilities or expenses arise out of or are based upon (A) any such untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information furnished to the Trust by Distributor or its affiliated persons for use in the Trust's Registration Statement,


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          Prospectus, or Statement of Additional Information or sales literature
          (including amendments or supplements thereto), or (B) the willful misfeasance, bad faith or gross negligence of Distributor in the performance of its duties or the reckless disregard of its obligations and duties under the Agreement, such indemnification is not applicable; and (b) from and against any and all such claims, demands, liabilities and expenses (including such costs and counsel fees) which you, your officers and directors, or such controlling person, may incur in connection with this Agreement or Distributor's performance hereunder (but excluding such claims, demands, liabilities and expenses (including such costs and counsel fees) arising out of or based upon any untrue statement, or alleged untrue statement, of a material fact contained in any Registration Statement or any Prospectus or arising out of or based upon any omission, or alleged omission, to state a material fact required to be stated in either any Registration Statement or any Prospectus or necessary to make the statements in either thereof not misleading), unless such claims, demands, liabilities and expenses (including such costs and counsel fees) arise by reason of Distributor's willful misfeasance, bad faith or gross negligence in the performance of Distributor's duties hereunder. The Trust acknowledges and agrees that in the event that Distributor, at the request of the Trust, is required to give indemnification comparable to that set forth in this paragraph to any broker-dealer selling Shares of the Trust or servicing agent servicing the shareholders of the Trust and such broker-dealer or servicing agent shall make a claim for indemnification against Distributor, Distributor shall make a similar claim for indemnification against the Trust.


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     (c)  Distributor agrees to indemnify, defend and hold harmless the Trust, its several officers, Trustees, employees, agents, the Adviser and each person, if any, who controls a Fund within the meaning of Section 15 of the 1933 Act (the "Trust Indemnitees") against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which the Trust Indemnitees may incur under the 1933 Act, under any other statute, at common law or otherwise, arising out of or based upon any untrue statement, or alleged untrue statement, of a material fact contained in the Trust's Registration Statement, Prospectus or Statement of Additional Information or sales literature (including amendments and supplements thereto), or any omission, or alleged omission, to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was reasonable and made in good faith reliance upon information furnished by or confirmed in writing to the Trust by Distributor or its affiliated persons (as defined in the 1940 Act). The foregoing rights of indemnification shall be in addition to any other rights to which the Trust or any such person shall be entitled to as a matter of law.

     (d) In any case in which one party hereto (the "Indemnifying Party") may be asked to indemnify or hold the other party hereto (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification (an "Indemnification Claim") against the Indemnifying Party, although the failure to do so shall not prevent recovery by the Indemnified Party (except to the extent the Indemnifying Party shows that the delay prejudiced the

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          defense of the action), and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party may participate in the defense against, and shall have the option to defend the Indemnified Party against, any Indemnification Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects to assume the defense, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Indemnification Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Indemnification Claim (except for reasonable investigation costs). In the event that the Indemnifying Party does not elect to assume the defense of any such suit within 15 days of its receipt of notice of the Indemnification Claim, or in case the Indemnified Party reasonably does not approve of counsel chosen by the Indemnifying Party, or in case there is a conflict of interest between the Indemnifying Party or the Indemnified Party, the Indemnifying Party will reimburse the Indemnified Party for the fees and expenses of any counsel retained by the Indemnified Party. Each party agrees promptly to notify the other of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issue and sale of any Shares. The Indemnified Party will not confess to any Indemnification Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent (which shall not be unreasonably withheld, delayed or conditioned); provided that if the Indemnifying Party fails to


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          participate in or assume the defense within 15 days after receiving notice of the action, the Indemnifying Party is bound by any determination made in the action or by any compromise or settlement made by the other party.

     (e) The provisions of this Section 10 shall survive termination of this Agreement.

11.  RESPONSIBILITY OF DISTRIBUTOR.

     (a) Distributor shall be under no duty to take any action hereunder on behalf of the Trust except as specifically set forth herein or as may be specifically agreed to by Distributor and the Trust in a written amendment hereto. Distributor shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. Distributor shall be liable only for any damages arising out of Distributor's failure to perform its duties under this Agreement to the extent such damages arise out of Distributor's willful misfeasance, bad faith, or gross negligence of Distributor in the performance of its obligations or duties under this Agreement, Distributor's reckless disregard of its obligations or duties under this Agreement, or from Distributor's failure to comply with the laws, rules and regulations applicable to it in connection with its activities hereunder.

     (b) Distributor shall not be liable for losses, delays, failures, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation: acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party (unless such


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          third party was engaged by Distributor); provided that Distributor has adopted and implemented a commercially reasonable Disaster Recovery Plan; and (ii) Distributor shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity of authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which Distributor reasonably believes to be genuine.

     (c) Notwithstanding anything in this Agreement to the contrary, neither Distributor nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by Distributor or its affiliates.

     (e) Each party shall have a duty to mitigate damages for which the other party may become responsible.

     (f) The provisions of this Section 10 shall survive termination of this Agreement.

12.  DUTIES AND OBLIGATIONS OF THE FUND.

     (a) The Trust represents to Distributor that all Registration Statements and Prospectuses filed by the Trust with the SEC under the 1933 Act with respect to the Shares have been prepared in conformity with the requirements of the 1933 Act and the rules and regulations of the SEC thereunder. Except as to information included in the Registration Statement in good faith reliance upon information provided to the Trust by Distributor or any affiliate of Distributor, the Trust represents and warrants to Distributor that any Registration Statement, when such Registration Statement becomes effective, will contain statements required to be stated therein in conformity with the 1933 Act and the rules and regulations of the SEC; that all statements of fact contained in any such Registration Statement will


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          be true and correct when such Registration Statement becomes effective; and that no Registration Statement when such Registration Statement becomes effective will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares. Distributor may but shall not be obligated to propose from time to time such amendment or amendments to any Registration Statement and such supplement or supplements to any Prospectus as, in the light of future developments, may, in the opinion of the Distributor's counsel, be necessary or advisable. Distributor shall promptly notify the Trust of any advice given to it by its counsel regarding the necessity or advisability of amending or supplementing such Registration Statement. If the Trust shall not propose such amendment or amendments and/or supplement or supplements within fifteen days after receipt by the Trust of a written request from Distributor to do so, Distributor may, at its option, terminate this Agreement. The Trust shall not file any amendment to any Registration Statement or supplement to any Prospectus without giving Distributor reasonable notice thereof in advance; provided, however, that nothing contained in this Agreement shall in any way limit the Trust's right to file at any time such amendments to any Registration Statements and/or supplements to any Prospectus, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional. The Trust authorizes Distributor to use any Prospectus or Statement of Additional Information in the form furnished from time to time in connection with the sale of the Shares.

     (b) The Trust represents and warrants to Distributor that the Trust is an investment


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          company registered under the 1940 Act and the Shares sold by each Fund are, and will be, registered under the 1933 Act.

     (c) The net asset value of the Shares shall be determined in the manner provided in the then current Prospectus and Statement of Additional Information relating to the Shares, and when determined shall be applicable to all transactions as provided in the Prospectus. The net asset value of the Shares shall be calculated by the Trust or by another entity on behalf of the Trust. Distributor shall have no duty to inquire into, or liability for, the accuracy of the net asset value per Share as calculated.

     (d) Whenever in its judgment such action is warranted by unusual market, economic or political conditions or abnormal circumstances of any kind, the Trust may upon reasonable notice instruct Distributor to decline to accept any orders for, or make any sales of, the Shares until such time as the Trust deems it advisable to accept such orders and to make such sales, and the Trust advises Distributor promptly of such determination.

     (e) The Trust agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as Distributor may request. The Trust shall notify Distributor in writing of the states in which the Shares may be sold and shall notify Distributor in writing of any changes to the information contained in the previous notification.

13.  DUTIES AND OBLIGATIONS OF DISTRIBUTOR.

     (a) Distributor will act on behalf of the Trust for the distribution of the Shares covered by the Registration Statement under the 1933 Act and provide the distribution services outlined below and as follows: (i) preparation and execution of sales or servicing agreements, (ii) preparation of quarterly 12b-1 Reports to the Board, (iii) literature review, recommendations and submission to the NASD and (iv) providing the services listed on Exhibit B.

     (b) Distributor agrees to use efforts deemed appropriate by Distributor to solicit orders for the sale of the Shares and will undertake such advertising and promotion as it believes reasonable in connection with such solicitation. To the extent that Distributor receives fees under any plan adopted by the Trust pursuant to Rule 12b-1 under the 1940 Act, Distributor agrees to furnish and/or enter into arrangements with others for the furnishing of marketing or sales services with respect to the Shares as may be required pursuant to such plan. To the extent that Distributor receives shareholder services fees under any shareholder services plan adopted by the Trust, Distributor agrees to furnish and/or enter into arrangements with others for the furnishing of, personal and/or account maintenance services with respect to the relevant shareholders of the Trust as may be required pursuant to such plan. It is contemplated that Distributor will enter into sales or servicing agreements with securities dealers, financial institutions and other industry professionals, such as investment advisers, accountants and estate planning firms. Distributor will require each dealer with whom Distributor has a selling agreement to conform to the applicable provisions of the Prospectus, with respect to the public offering price of the Shares, and Distributor shall not cause the Trust to withhold the placing of purchase orders so as to make a profit thereby.

     (c) Distributor shall not utilize any materials in connection with the sale or offering of Shares except the Trust's Prospectus and Statement of Additional Information and such other materials as the Trust shall provide or approve. The Trust agrees to furnish Distributor with sufficient copies of any and all: agreements, plans, communications with the public or other materials which the Trust intends to use in connection any sales of Shares, in adequate time for Distributor to file and clear such materials with the proper authorities before they are put in use. Distributor and the Trust may agree that any such material does not need to be filed subsequent to distribution. In addition, the Trust agrees not to use any such materials until so filed and cleared for use, if required, by appropriate authorities as well as by Distributor.

     (d) Distributor will transmit any orders received by it for purchase or redemption of the Shares to the transfer agent for the Trust. Distributor will have no liability for payment for the purchase of Shares sold pursuant to this Agreement or with respect to redemptions or repurchases of Shares.

     (e) No Shares shall be offered by either Distributor or the Trust under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Trust if and so long as effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act, or if and so long as a current Prospectus as required by Section 5(b)(2) of the 1933 Act is not on file with the SEC; provided, however, that nothing contained in this paragraph shall in any way restrict or have any application to or bearing upon the Trust's obligation to redeem Shares tendered for redemption by any shareholder in accordance with the provisions of the Trust's Registration Statement, Declaration of Trust, or bylaws.

14. DURATION AND TERMINATION. This Agreement shall become effective on the date first written above and, unless sooner terminated as provided herein, shall continue for an initial one (1) year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Trust's Board of Trustees or (ii) by a vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Trust, provided that in either event the continuance is also approved by a majority of the Trustees who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on at least sixty (60) days' written notice, by the Trust's Board of Trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Trust, or by Distributor. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder). In the event the Trust gives notice of termination, all reasonable, documented expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor transfer agent or other service provider will be borne by the Trust.

15. NOTICES. Notices shall be addressed (a) if to Distributor, at 760 Moore Road, Wilmington, Delaware 19406, Attention: President (or such other address as Distributor may inform the Trust in writing); (b) if to the Trust, 434 Fayetteville Street, Fifth Floor, Raleigh, NC 27601, Attention:
     President (or such other address as the Trust may inform Distributor in writing) or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

16. AMENDMENTS. No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

17. NON-SOLICITATION. During the term of this Agreement and for one year thereafter, the Trust shall not knowingly solicit or recruit for employment or hire any of Distributor's employees. To "knowingly" solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a Distributor employee by the Trust if the Distributor employee was identified by such entity solely as a result of the Distributor employee's response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

20.  MISCELLANEOUS.

     (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

     (b) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of Distributor hereunder without the prior written approval of Distributor, which approval shall not be unreasonably withheld or delayed.

     (c) No Representations or Warranties. Except as expressly provided in this Agreement, Distributor hereby disclaims all representations and warranties, express or implied, made to the Trust, Advisor or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. Distributor disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

     (d) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     (e) Information. The Trust will provide such information and documentation as Distributor may reasonably request in connection with services provided by Distributor to the Trust.

     (f) Governing Law. This Agreement shall be deemed to be a contract made in Massachusetts and governed by Massachusetts law, without regard to principles of conflicts of law.

     (g) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     (h) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     (i) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

     (j) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Consistent with this requirement, Distributor will request (or already has requested) the Fund's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. Distributor may also ask (and may have already asked) for additional identifying information, and Distributor may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

     (k)  Anti-Money Laundering Compliance.

          (i) Each of Distributor and the Trust acknowledge that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts"), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects. The Distributor shall also provide written notice to each person or entity with which it entered an agreement prior to the date hereof with respect to the sale of the Trust's Shares, such notice informing such person of anti-money laundering compliance obligations applicable to financial institutions under applicable laws and, consequently, under applicable contractual provisions requiring compliance with laws.

          (ii) Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by Distributor with any dealer that is authorized to effect transactions in Shares of the Trust.

          (iii) Each of Distributor and the Trust agrees that it will take such further steps and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto ("AML Operations"). Distributor undertakes that it will grant to the Trust, the Trust's anti-money laundering compliance officer and regulatory agencies, reasonable access to copies of Distributor's AML Operations, books and records pertaining to the Trust only. It is expressly understood and agreed that the Trust and the Trust's compliance officer shall have no access to any of Distributor's AML Operations, books or records pertaining to other clients of Distributor.

     (l) Matters Relating to the Trust as a Massachusetts Business Trust. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Trust as provided in the Trust's Declaration of Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                        BB&T AM DISTRIBUTORS, INC.


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


                                        BB&T FUNDS


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


                                        BB&T ASSET MANAGEMENT, INC.


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT A

     THIS EXHIBIT A, dated as of _________, 2007 is Exhibit A to that certain Underwriting Agreement dated as of _________, 2007, between BB&T AM Distributors, Inc., BB&T Funds and BB&T Asset Management, Inc.

                                      FUNDS

BB&T Equity Index Fund
BB&T Large Cap Fund
BB&T Mid Cap Value Fund
BB&T Mid Cap Growth Fund
BB&T Small Cap Fund
BB&T International Equity Fund
BB&T Special Opportunities Equity Fund
BB&T Equity Income Fund
BB&T Short U.S. Government Fund
BB&T Intermediate U.S. Government Fund
BB&T Total Return Bond Fund
BB&T Kentucky Intermediate Tax-Free Fund
BB&T Maryland Intermediate Tax-Free Fund
BB&T North Carolina Intermediate Tax-Free Fund
BB&T South Carolina Intermediate Tax-Free Fund
BB&T Virginia Intermediate Tax-Free Fund
BB&T West Virginia Intermediate Tax-Free Fund
BB&T National Tax-Free Money Market Fund
BB&T Prime Money Market Fund
BB&T U.S. Treasury Money Market Fund
BB&T Capital Manager Conservative Growth Fund
BB&T Capital Manager Moderate Growth Fund
BB&T Capital Manager Growth Fund
BB&T Capital Manager Equity Fund

                                    EXHIBIT B

     THIS EXHIBIT B, dated as of _________, 2007, is Exhibit B to that certain Underwriting Agreement dated as of _________, 2007, between BB&T AM Distributors, Inc., BB&T Funds and BB&T Asset Management, Inc.

                        ADDITIONAL DISTRIBUTION SERVICES

1. Basic Distribution Services. Providing the distribution entity and related infrastructure and platform, including requisite registrations and qualifications, premises, personnel, compliance, ordinary fund board meeting preparation, maintenance of selling agreements, clearance of advertising and sale literature with regulators, filing appropriate documentation for advisory representatives to qualify as registered representatives of Distributor (provided that the Adviser is solely responsible for its representatives' meeting examination requirements) and their related registrations and fees, ordinary supervisory services and overhead.

2. Special Distribution Services. For special distribution services requested by the Trust, such as additional personnel, registrations, printing and fulfillment, proprietary distribution expertise for particular circumstances, and any other services in addition to the basic distribution services covered by Paragraph 1 to this Exhibit B, Distributor shall be reimbursed promptly upon invoicing its expenses for such services, including: (a) all costs to support additional personnel; (b) regulatory fees including NASD CRD costs associated with marketing materials; and (c) printing, postage and fulfillment costs, and
(d) amounts payable under additional agreements to which Distributor is a party.

3. Special Conduit Situations. If the Distribution Plan, or any other Fund plans of distribution under Rule 12b-1 that contemplate up front and/or recurring commission and/or service payments to broker-dealers, retirement plan administrators or others by Distributor with respect to back-end loads, level loads, or otherwise, unless expressly agreed otherwise in writing between the parties, all such payments shall be made by Distributor, which shall act as a conduit for making such payments to such broker-dealers, retirement plan administrators or others; provided, however, Distributor's obligation to advance the commissions and/or service payments to broker-dealers, retirement plan administrators or others is contingent upon Distributor entering into a financing arrangement with S.G. Constellation L.L.C ("SGC") at the request of the Trust or the Adviser to the Trust. If the financing arrangement with SGC is terminated, Distributor is not required to continue to advance commissions or service payments to such broker-dealers, retirement plan administrators or others. If SGC does not provide financing for an existing or new Fund issued by the Trust, Distributor is not obligated to advance commissions or service payments in connection with sales of the existing or new Fund.

The services rendered by the Distributor under this Section for which it is entitled to compensation shall be deemed to have been completed at the time such payments were made to such broker-dealers, retirement plan administrators or others. It is expressly agreed and understood by the parties that Distributor shall be reimbursed for all fees, costs and other expenses it incurs in connection with financing arrangements it provides, has entered into, or enters into at the request of the Trust or the Adviser to the Trust, including without limitation, financing arrangements with SGC and all payments made in connection therewith. The Trust's or Adviser's obligation to reimburse the Distributor for these payments shall be absolute and unconditional. Such reimbursement obligation shall survive any expiration or termination of this Agreement, as it is expressly understood and acknowledged that Distributor's obligations pursuant to such financing arrangements may continue and survive beyond the expiration or termination of this Agreement.

In consideration of the Distributor's service as a conduit for up front and/or recurring commission and/or service payments to broker-dealers, retirement plan administrators or others, recognizing that the Adviser has authorized the Distributor to enter into a financing arrangement with SGC, the Adviser agrees to indemnify and hold harmless the Distributor from and against any and all liabilities that may be incurred by or asserted or awarded against the Distributor arising out of, relating to or by reason of any agreement entered into by the Distributor with SGC for the purpose of acting as such conduit, except to the extent such liabilities arise from the Distributor's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement or any of the SGC financing documents.

4. Other Payments by Distributor. If Distributor is required to make any payments to third parties in respect of distribution, which payments are contemplated by the parties to the Underwriting Agreement or otherwise arise in the ordinary course of business, Distributor shall be promptly reimbursed for such payments upon invoicing them.

5. Wholesale Personnel Services. Wholesaling personnel may be external wholesalers and/or internal wholesalers. Services include soliciting support of the Funds with selling broker dealers, participating in promotional meetings, presentations, conferences and other and forums; identifying high potential personnel of the Adviser and selling broker dealers; and assisting with mail solicitations and literature fulfillment. It is expressly agreed and understood by the parties that Distributor shall be reimbursed for all fees, costs and other expenses it incurs in connection with wholesale personnel services it provides at the request of the Trust or the Adviser to the Trust.